Exhibit 4.1

HSBC HOLDINGS PLC,

as Issuer

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Trustee

HSBC BANK USA, NATIONAL ASSOCIATION,

as Paying Agent, Registrar and Calculation Agent

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of June 19, 2018

To the Senior Indenture, dated as of August 26, 2009,

among the Issuer, the Trustee and the Paying Agent, Registrar and Exchange Rate Agent

$3,000,000,000 4.583% Fixed Rate/Floating Rate Senior Unsecured Notes due 2029

SEVENTH SUPPLEMENTAL INDENTURE, dated as of June 19, 2018 (this “Supplemental Indenture”), by and among HSBC Holdings plc, a public limited company duly organized and existing under the laws of England and Wales (the “Company”), having its principal office at 8 Canada Square, London E14 5HQ, England, The Bank of New York Mellon, London Branch, a New York banking corporation, as trustee (the “Trustee”), having its principal corporate trust office at 101 Barclay Street, Floor 7-East, New York, New York 10286, and HSBC Bank USA, National Association, as Paying Agent, Registrar and Calculation Agent (together, the “Agent”), having its principal office at 452 Fifth Avenue, New York, New York 10018.

W I T N E S S E T H:

WHEREAS, the Company, the Trustee and the Agent have executed and delivered an indenture dated as of August 26, 2009 (as amended or supplemented from time to time, the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s Debt Securities;

WHEREAS, Section 9.01(5) of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to establish the forms or terms of the Debt Securities of any series without the consent of the Holders as permitted under Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Company desires to issue $3,000,000,000 4.583% Fixed Rate/Floating Rate Senior Unsecured Notes due 2029 (such series of Debt Securities, the “Notes”) under the Base Indenture (as supplemented and amended by this Supplemental Indenture);

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with the terms of the Base Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS

SECTION 1.01.    Definition of Terms. For all purposes of this Supplemental Indenture:

(a)    capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Base Indenture;

(b)    all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(c)    the singular includes the plural and vice versa;

(d)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(e)    the section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture;

(f)    wherever the words “include,” “includes” or “including” are used in this Supplemental Indenture, they shall be deemed to be followed by the words “without limitation”; and

(g)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

SECTION 1.02.    Supplemental Definitions. The following definitions shall apply to the Notes only:

(a)    “Agent” has the meaning set forth in the introduction to this Supplemental Indenture;

(b)    “Alternative Base Rate” means the rate that has replaced LIBOR in customary market usage for determining floating interest rates in respect of bonds denominated in Dollars or, if the Independent Financial Adviser or the Company (in consultation with the Calculation Agent and acting in good faith and a commercially reasonable manner), as applicable, determines that there is no such rate, such other rate as the Independent Financial Adviser or the Company (in consultation with the Calculation Agent and acting in good faith and a commercially reasonable manner), as applicable, determines in its or the Company’s sole discretion is most comparable to LIBOR. If the Alternative Base Rate is determined, such Alternative Base Rate shall be the Alternative Base Rate for the remaining Floating Rate Interest Periods;

(c)    “Alternative Screen Page” means the alternative screen page, information service or source on which the Alternative Base Rate appears (or such other page, information service or source as may replace the alternative screen page, information service or source, in each case, as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates);

(d)    “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended, supplemented or replaced from time to time;

(e)    Calculation Agent” means HSBC Bank USA, National Association, or its successor appointed by the Company pursuant to the Calculation Agent Agreement;

(f)    “Calculation Agent Agreement” means the calculation agent agreement dated as of June 19, 2018 between the Company and the Calculation Agent;

(g)    “Capital Instruments Regulations” means any regulatory capital rules, regulations or standards which are applicable to the Company at any time (on a solo or consolidated basis and including any implementation thereof or supplement thereto by the PRA from time to time) and which lay down the requirements to be fulfilled by financial instruments for inclusion in the Company’s regulatory capital (on a solo or consolidated basis) as may be required by (i) the CRR and/or (ii) the CRD, including (for the avoidance of doubt) any delegated acts and implementing acts made by the European Commission (such as regulatory technical standards and implementing technical standards) and European Banking Authority guidelines all as amended from time to time and as implemented in the UK;

(h)    “Company” has the meaning set forth in the introduction to this Supplemental Indenture;

(i)    “CRD” means Directive 2013/36/EU of the European Parliament and of the Council of June 26, 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC, as amended, and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or replaced from time to time, and (where relevant) any applicable successor EU or UK legislation;

(j)    “CRD IV” means, taken together, (i) the CRR, (ii) the CRD and (iii) the Capital Instruments Regulations;

(k)    “CRR” means regulation (EU) No 575/2013 of the European Parliament and of the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No 648/2012, as amended, supplemented or replaced from time to time, and (where relevant) any applicable successor EU or UK legislation;

(l)    “FATCA” means (i) sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended or any associated regulations or other official guidance; (ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of clause (i); or (iii) any agreement pursuant to the implementation of clauses (i) or (ii) with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction;

(m)    “Fixed Rate Period” means the period from (and including) June 19, 2018 to (but excluding) June 19, 2028;

(n)    “Fixed Rate Period Interest Payment Date” has the meaning set forth in clause (d) of Section 2.01 of this Supplemental Indenture;

(o)    “Floating Rate Interest Period” means the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first Floating Rate Interest Period shall begin on June 19, 2028 and shall end on (but exclude) the first Floating Rate Period Interest Payment Date;

(p)    “Floating Rate Period” means the period from (and including) June 19, 2028 to (but excluding) the Maturity Date;

(q)    “Floating Rate Period Calculation Changes” has the meaning set forth in clause (b) of Section 3.02 of this Supplemental Indenture;

(r)    “Floating Rate Period Interest Determination Date” means the second London Banking Day preceding the applicable Floating Rate Period Interest Reset Date;

(s)    “Floating Rate Period Interest Determination Cut-off Date” has the meaning set forth in clause (a)(iii) of Section 3.02 of this Supplemental Indenture;

(t)    “Floating Rate Period Interest Payment Date” has the meaning set forth in clause (d) of Section 2.01 of this Supplemental Indenture;

(u)     “Floating Rate Period Interest Reset Date” means March 19, June 19, September 19 and December 19, beginning on June 19, 2028;

(v)    “Floating Rate Period Margin” has the meaning set forth in clause (b)(i) of Section 3.01 of this Supplemental Indenture;

(w)    “Independent Financial Adviser” means an independent financial institution of international repute or other independent financial adviser experienced in the international capital markets, in each case appointed by the Company at the Company’s own expense;

(x)    “Initial Interest Rate” has the meaning set forth in clause (d) of Section 2.01 of this Supplemental Indenture;

(y)    “Issue Date” has the meaning set forth in clause (a) of Section 2.04 of this Supplemental Indenture;

(z)    “HSBC Group” means the Company together with its subsidiary undertakings;

(aa)    “LIBOR” means the three-month Dollar London interbank offered rate;

(bb)    “London Banking Day” means any day on which dealings in Dollars are transacted in the London interbank market;

(cc)    “London Reference Banks” has the meaning set forth in clause (a)(ii) of Section 3.02 of this Supplemental Indenture;

(dd)    “Loss Absorption Disqualification Event” has the meaning set forth in Section 5.02 of this Supplemental Indenture;

(ee)    “Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies from time to time relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments in effect in the UK, including, without limitation to the generality of the foregoing, any delegated or implementing acts (such as implementing or regulatory technical standards) adopted by the European Commission and applicable to the Company from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Company or to the Company and any of its holding or subsidiary companies or any subsidiary of any such holding company);

(ff)    “Maturity” has the meaning set forth in clause (c) of Section 2.01 of this Supplemental Indenture;

(gg)    “New York Reference Banks” has the meaning set forth in clause (a)(ii) of Section 3.02 of this Supplemental Indenture;

(hh)    “Notes” has the meaning set forth in the recitals to this Supplemental Indenture;

(ii)    “PRA” means the UK Prudential Regulation Authority or any successor entity;

(jj)    “Reference Banks” has the meaning set forth in clause (a)(ii) of Section 3.02 of this Supplemental Indenture;

(kk)     “Regulated Entity” means any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the PRA, as amended from time to time, which includes certain credit institutions, investment firms, and certain of their parent or holding companies or any comparable future definition intended to designate entities within the scope of the UK recovery and resolution regime;

(ll)    “Relevant Regulator” means the PRA or any successor entity or other entity primarily responsible for the prudential supervision of the Company;

(mm)    “Relevant Rules” means, at any time, the laws, regulations, requirements, guidelines and policies relating to capital adequacy (including, without limitation, as to leverage) then in effect in the United Kingdom including, without limitation to the generality of the foregoing, as may be required by CRD IV or BRRD or any applicable successor legislation or any delegated or implementing acts (such as regulatory technical standards) adopted by the European Commission and applicable to the Company from time to time and any regulations, requirements, guidelines and policies relating to capital adequacy adopted by the Relevant Regulator from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Company or to the Company and any of its holding or subsidiary companies or any subsidiary of any such holding company);

(nn)    “Relevant Screen Page” has the meaning set forth in clause (a)(i) of Section 3.02 of this Supplemental Indenture;

(oo)    “Relevant Supervisory Consent” means as (and to the extent) required, a consent or waiver to the relevant redemption or purchase from the Relevant Regulator. For the avoidance of doubt, Relevant Supervisory Consent shall not be required if either (i) none of the Notes qualify as part of the Company’s regulatory capital, or own funds and eligible liability or loss absorbing capacity instruments, as the case may be, each pursuant to the Loss Absorption Regulations, (ii) the relevant Notes are repurchased for market-making purposes in accordance with any permission given by the Relevant Regulator pursuant to Relevant Rules (including, without limitation, Article 29(3) of Commission Delegated Regulation (EU) No. 241/2014) within the limits prescribed in such permission or (iii) the relevant Notes are being redeemed or repurchased pursuant to any general prior permission granted by the Relevant Regulator or any authority with the ability to exercise a UK Bail-in Power pursuant to the Relevant Rules or the Loss Absorption Regulations within the limits prescribed in such permission;

(pp)    “Trustee” has the meaning set forth in the introduction to this Supplemental Indenture; and

(qq)    “UK Bail-in Power” means any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of the BRRD or otherwise, including but not limited to the Banking Act and the instruments, rules and standards created thereunder, pursuant to which (i) any obligation of a Regulated Entity (or other affiliate of such Regulated Entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such Regulated Entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a Regulated Entity may be deemed to have been exercised.

ARTICLE 2

THE NOTES

SECTION 2.01.    Terms of the Notes.

The following terms relating to the Notes are hereby established:

(a)    the title of the Notes shall be “4.583% Fixed Rate/Floating Rate Senior Unsecured Notes due 2029”;

(b)    the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture shall not initially exceed $3,000,000,000 (except as otherwise provided in the Indenture);

(c)    the principal on the Notes shall be payable on June 19, 2029 (the “Maturity”);

(d)    during the Fixed Rate Period, interest on the Notes shall be payable (i) semi-annually at a rate of 4.583% per annum (the “Initial Interest Rate”); and (ii) in arrear on June 19 and December 19 of each year, beginning on December 19, 2018 (each, a “Fixed Rate Period Interest Payment Date”). During the Floating Rate Period, interest on the Notes shall be payable (i) quarterly at a rate per annum determined in accordance with Article Three of this Supplemental Indenture; and (ii) in arrear on March 19, June 19, September 19 and December 19, beginning on September 19, 2028 (each, a “Floating Rate Period Interest Payment Date”); and

(e)    the Regular Record Dates for the Notes shall be the 15th calendar day preceding each Floating Rate Period Interest Payment Date, whether or not a Business Day.

(f)    the Notes shall be issued on June 19, 2018 (the “Issue Date”);

(g)    principal of, and any interest on, the Notes shall be paid to the Holder through the Agent in its capacity as Paying Agent, having offices in New York City, New York;

(h)    the Notes shall not be redeemable except as provided in Article Eleven of the Base Indenture, as amended by Section 4.01 of this Supplemental Indenture. The Notes shall not be redeemable at the option of the Holders at any time. Notwithstanding anything to the contrary in the Indenture or the Notes, including Section 11.01 of the Base Indenture, the Company may only redeem or repurchase the Notes prior to the Maturity, as applicable, pursuant to Article Eleven of the Base Indenture if the Company has obtained any Relevant Supervisory Consent;

(i)    the Notes are not issued as Discount Debt Securities or as Indexed Securities and are not subject to a Solvency Condition;

(j)    the Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision;

(k)    the Notes shall be issued only in denominations of $200,000 and integral multiples of $1,000 in excess thereof;

(l)    the Notes shall be denominated in Dollars;

(m)    the payment of principal of, and interest on, the Notes shall be payable only in the coin or currency in which the Notes are denominated which, pursuant to clause (k) above, shall be Dollars;

(n)    the Notes shall not be converted into or exchanged at the option of the Company or otherwise for stock or other securities of the Company pursuant to Article Twelve of the Base Indenture;

(o)    the Notes shall be issued in the form of one or more global securities in registered form, without coupons attached, and the initial Holder with respect to each such global security shall be Cede & Co., as nominee of DTC;

(p)    except in limited circumstances, the Notes will not be issued in definitive form;

(q)    the form of Notes shall be evidenced by one or more global securities in registered form substantially in the form of Exhibit A to this Supplemental Indenture;

(r)    to the fullest extent permitted by law, the Holders and the Trustee, in respect of any claims of such Holders to payment of any principal, premium or interest in respect of the Notes, by their acceptance of the Notes, shall be deemed to have waived any right of set-off or counterclaim that such Holders or, as the case may be, the Trustee in such respect, might otherwise have; and

(s)    members of the HSBC Group other than the Company may purchase or otherwise acquire any of the Notes then Outstanding at the same or differing prices in the open market, negotiated transactions or otherwise without giving prior notice to or obtaining any consent from Holders, in accordance with the Relevant Rules and, if required, subject to obtaining any Relevant Supervisory Consent.

ARTICLE 3

INTEREST CALCULATION IN RESPECT OF THE NOTES

SECTION 3.01.    Interest Rate on the Notes.

(a)    Fixed Rate Period

(i)    Interest on the Notes during the Fixed Rate Period shall be calculated on the basis of twelve 30-day months or, in the case of an incomplete month, the actual number of days elapsed, in each case assuming a 360-day year.

(ii)    If any scheduled Fixed Rate Period Interest Payment Date is not a Business Day, such Fixed Rate Period Interest Payment Date shall be postponed to the next day that is a Business Day, but interest on that payment shall not accrue during the period from and after the scheduled Fixed Rate Period Interest Payment Date.

(b)    Floating Rate Period

(i)    During the Floating Rate Period, the interest rate on the Notes shall be equal to LIBOR, as determined by the Calculation Agent on the applicable Floating Rate Period Interest Determination Date, plus 1.53455% per annum (the “Floating Rate Period Margin”).

(ii)    During the Floating Rate Period, the interest rate on the Notes shall be reset quarterly on each Floating Rate Period Interest Reset Date.

(iii)    Notwithstanding Section 3.10 of the Base Indenture, interest during the Floating Rate Period shall be calculated on the basis of the actual number of days in each Floating Rate Interest Period, assuming a 360-day year.

(iv)    Notwithstanding Section 1.13 of the Base Indenture, if any scheduled Floating Rate Period Interest Reset Date or Floating Rate Period Interest Payment Date (other than the Maturity) is not a Business Day, such Floating Rate Period Interest Reset Date or Floating Rate Period Interest Payment Date shall be postponed to the next day that is a Business Day; provided that if that Business Day falls in the next succeeding calendar month, such Floating Rate Period Interest Reset Date or Floating Rate Period Interest Payment Date shall be the immediately preceding Business Day. If any such Floating Rate Period Interest Payment Date (other than the Maturity) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date shall include interest accrued to but excluding such postponed or brought forward Floating Rate Period Interest Payment Date. If the scheduled Maturity or date of redemption or repayment of the Notes is not a Business Day, the Company may pay interest and principal on the next succeeding Business Day, but interest on that payment shall not accrue during the period from and after the scheduled Maturity or date of redemption or repayment of the Notes.

(v)    The interest rate on the Notes during the applicable Floating Rate Interest Period shall in no event be higher than the maximum rate permitted by law or lower than 0% per annum.

SECTION 3.02.    Calculation Agent.

(a)    LIBOR shall be determined by the Calculation Agent in accordance with the following provisions:

(i)    With respect to any Floating Rate Period Interest Determination Date, LIBOR shall be the rate (expressed as a percentage per annum) for deposits in Dollars having a maturity of three months commencing on the related Floating Rate Period Interest Reset Date that appears on Reuters Page “LIBOR01” (or such other page as may replace such page on Reuters or such other information service or source, in each case, as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) (the “Relevant Screen Page”) as of 11:00 a.m., London time, on that Floating Rate Period Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Floating Rate Period Interest Determination Date, shall be determined in accordance with the provisions described in (ii) and (iii) below; and

(ii)    With respect to a Floating Rate Period Interest Determination Date on which no rate appears on the Relevant Screen Page, subject to the provisions described in (iii) below, the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected and identified by the Company (the “London Reference Banks”), to provide its offered quotation (expressed as a percentage per annum) for deposits in Dollars for the period of three months, commencing on the related Floating Rate Period Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Floating Rate Period Interest Determination Date, and in a principal amount that is representative for a single transaction in Dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Floating Rate Period Interest Determination Date shall be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Floating Rate Period Interest Determination Date shall be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Floating Rate Period Interest Determination Date by three major banks in the City of New York (which may include affiliates of the underwriters), as selected and identified by the Company (the “New York Reference Banks” and, together with the London Reference Banks, the “Reference Banks”), for loans in Dollars to leading European banks, for a period of three months, commencing on the related Floating Rate Period Interest Reset Date, and in a principal amount that is representative for a single transaction in Dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Floating Rate Period Interest Determination Date shall be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Floating Rate Period Interest Determination Date shall be LIBOR in effect with respect to the immediately preceding Floating Rate Period Interest Determination Date or, in the case of the Floating Rate Period Interest Determination Date prior to the first Floating Rate Period Interest Reset Date, the Initial Interest Rate.

(iii)    Notwithstanding clause (ii) above, with respect to a Floating Rate Period Interest Determination Date on which no rate appears on the Relevant Screen Page, if the Company (in consultation with the Calculation Agent) determines that LIBOR has ceased to be published on the Relevant Screen Page as a result of LIBOR ceasing to be calculated or administered for publication thereon, the Company shall use reasonable efforts to appoint an Independent Financial Adviser to determine the Alternative Base Rate and the Alternative Screen Page by no later than five Business Days prior to the Floating Rate Period Interest Determination Date relating to the next succeeding Floating Rate Interest Period (the “Floating Rate Period Interest Determination Cut-off Date”). If the Company is unable to appoint an Independent Financial Adviser, or if the Independent Financial Adviser fails to determine the Alternative Base Rate and the Alternative Screen Page prior to the Floating Rate Period Interest Determination Cut-off Date, the Company shall determine the Alternative Base Rate and the Alternative Screen Page for such Floating Rate Interest Period; provided that if the Company does not determine the Alternative Base Rate and the Alternative Screen Page prior to the Floating Rate Period Interest Determination Date for such Floating Rate Interest Period, the interest rate for such Floating Rate Interest Period shall be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the first Floating Rate Interest Period, the Initial Interest Rate.

(b)    If the Independent Financial Adviser or the Company determines the Alternative Base Rate, the Independent Financial Adviser or the Company, as applicable, may also, following consultation with the Calculation Agent, make changes to the day count fraction, the business day convention, the definition of Business Day, the remaining Floating Rate Period Interest Determination Dates and any method for obtaining the substitute or successor base rate if the Alternative Base Rate or the Alternative Screen Page is unavailable on the relevant Floating Rate Period Interest Determination Date or otherwise, in each case in order to follow market practice, as well as any other changes (including to the Floating Rate Period Margin) that the Company, following consultation with the Independent Financial Adviser (if appointed), determines in good faith are reasonably necessary to ensure the proper operation of the Alternative Base Rate, as well as the comparability of the interest rate determined by reference to the Alternative Base Rate to the interest rate determined by reference to LIBOR (the “Floating Rate Period Calculation Changes”). Any Floating Rate Period Calculation Changes shall apply to the Notes for all future Floating Rate Interest Periods.

(c)    The Company shall promptly give notice of the determination of the Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes to the Trustee, the Paying Agent, the Calculation Agent and the noteholders; provided that failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such determination.

(d)    All percentages resulting from any calculation of any interest rate on the Notes shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all Dollars amounts shall be rounded to the nearest cent, with one-half cent being rounded upward.

(e)    All determinations and any calculations made by the Calculation Agent for the purposes of calculating the applicable interest on the Notes shall be conclusive and binding on the Holders, the Company, the Trustee and the Paying Agent, absent manifest error. The Calculation Agent shall not be responsible to the Company, the Holders or any third party for any failure of the Reference Banks to provide quotations as requested of them or as a result of the Calculation Agent having acted on any quotation or other information given by any Reference Bank which subsequently may be found to be incorrect or inaccurate in any way.

(f)    By its acquisition of the Notes, each Holder (which, for these purposes, includes each beneficial owner) (i) acknowledges, accepts, consents and agrees to be bound by the Independent Financial Adviser’s or the Company’s determination of the Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes, including as may occur without any prior notice from the Company and without the need for us to obtain any further consent from such Holder, (ii) waives any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent for, agrees not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent in respect of, and agree that none of the Trustee, the Paying Agent and the Calculation Agent shall be liable for, the determination of or the failure to determine any Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes and any losses suffered in connection therewith and (iii) agrees that none of the Trustee, the Paying Agent and the Calculation Agent shall have any obligation to determine any Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes (including any adjustments thereto), including in the event of any failure by the Company to determine any Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes. The Trustee shall be entitled to rely on this deemed consent in connection with any supplemental indenture and/or amendment to the Indenture or the Notes necessary to effectuate any Alternative Base Rate, Alternative Screen Page or Floating Rate Period Calculation Changes.

ARTICLE 4

AMENDMENTS TO THE BASE INDENTURE

APPLICABLE TO THE NOTES ONLY

SECTION 4.01.    Redemption of Debt Securities. With respect to the Notes only, Article Eleven of the Base Indenture is amended by adding Section 11.09, which shall read as follows:

Section 11.09.     Optional Redemption of the Notes. The Company may redeem the Notes in whole (but not in part) in its sole discretion on June 19, 2028 (the “Optional Redemption Date”). The redemption price shall be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Optional Redemption Date.

SECTION 4.02.    Events of Default and Defaults. With respect to the Notes only, Article Five of the Base Indenture is amended by amending and restating Section 5.01 in its entirety, which shall read as follows:

Section 5.01.     Events of Default and Defaults.

(i)    Prior to a Loss Absorption Disqualification Event. On the Issue Date, and for so long as no Loss Absorption Disqualification Event has occurred, an “Event of Default” with respect to the Notes means any one of the following events:

(A)    an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Company other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency;

(B)    an effective resolution is validly adopted by the Company’s shareholders for winding up of the Company other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency;

(C)    failure to pay principal or premium, if any, on the Notes at maturity, and such default continues for a period of 30 days; or

(D)    failure to pay any interest on the Notes when due and payable, which failure continues for 30 days.

(ii)    After a Loss Absorption Disqualification Event. On and after the date a Loss Absorption Disqualification Event has occurred, an “Event of Default” with respect to the Notes means any one of the following events:

(A)    an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Company other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or

(B)    an effective resolution is validly adopted by the Company’s shareholders for winding up of the Company other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

On and after the date a Loss Absorption Disqualification Event has occurred, a “Default” with respect to the Notes means any one of the following events:

(A)    failure to pay principal or premium, if any, on the Notes at maturity, and such default continues for a period of 30 days; or

(B)    failure to pay any interest on the Notes when due and payable, which failure continues for 30 days.

If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Company’s winding-up; provided that the Trustee may not, upon the occurrence of a Default, accelerate the maturity of any Notes then Outstanding, unless an Event of Default has occurred and is continuing.

Notwithstanding the foregoing, failure to make any payment in respect of the Notes shall not be a Default in respect of the Notes if such payment is withheld or refused:

(A)    in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or

(B)    in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 30 days by independent legal advisers acceptable to the Trustee;

provided, however, that the Trustee may, by notice to the Company, require the Company to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an opinion of counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Company shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 30 days after the Trustee gives written notice to the Company informing the Company of such resolution.

(iii)    Loss Absorption Disqualification Event. A “Loss Absorption Disqualification Event” shall be deemed to have occurred if clause (C) or (D) of the definition of Event of Default (as such term is defined in clause (i) of this Section 5.01) has caused or is likely to cause the Notes to be fully or partially ineligible to meet the Company’s minimum requirements for (x) eligible liabilities and/or (y) loss absorbing capacity instruments, in each case pursuant to the relevant Loss Absorption Regulations, as a result of any:

(A)    Loss Absorption Regulation becoming effective on or after the Issue Date; or

(B)    amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the Issue Date.

As soon as practicable after the occurrence of a Loss Absorption Disqualification Event (but no later than 30 days after the occurrence thereof), the Company shall:

(A)    give notice thereof to the Trustee and the Paying Agent directly and to the Holders via DTC (or, if the Notes are held in definitive form, to the Holders at their addresses shown on the register for the Notes) specifying (x) that a Loss Absorption Disqualification Event has occurred, (y) the date of the occurrence of the Loss Absorption Disqualification Event and (z) the Events of Default and Defaults specified in clause (ii) of this Section 5.01 are substituted in full for the Events of Default specified in clause (i)

of this Section 5.01 and shall be the applicable Events of Default and Defaults under the Indenture and the Notes. The date on which the notice is dispatched by the Company to DTC (or, if the Notes are held in definitive form, to the Trustee) shall be the date on which such notice is deemed to have been given; and

(B)    deliver to the Trustee an Officer’s Certificate stating that a Loss Absorption Disqualification Event has occurred. For these purposes, the Trustee and the Agent shall accept and are entitled to conclusively rely upon such Officer’s Certificate without further enquiry as sufficient evidence of the existence of such circumstances and such Officer’s Certificate shall be conclusive and binding on the Holders without the need for any further consent on their part.

(iv)    Agreements with Respect to the Variation of Events of Default and Defaults.

By its acquisition of the Notes, each Holder (which, for these purposes, includes each beneficial owner) acknowledges, accepts, consents and agrees to be bound by the variation of the Events of Default and Defaults on the occurrence of a Loss Absorption Disqualification Event (including as may occur without any prior notice from the Company), without the need for the Company to obtain any further consent from such Holder.

By its acquisition of the Notes, each Holder (which, for these purposes, includes each beneficial owner), to the extent permitted by the Trust Indenture Act, will waive any and all claims, in law and/or in equity, against the Trustee for, agree not to initiate a suit against the Trustee in respect of, and agree that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in connection with the variation of the Events of Default and Defaults on the occurrence of a Loss Absorption Disqualification Event.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01.    Effect of this Supplemental Indenture; Ratification and Integral Part. This Supplemental Indenture shall become effective upon its execution and delivery.

Except as hereby amended, the Base Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof (including any prior amendments thereto) shall be, and remain in, full force and effect, including, without limitation, Section 4.06 of the first supplemental indenture dated March 8, 2016 (amending the Base Indenture to add Section 15) and Section 4.01 of the second supplemental indenture dated May 25, 2016 (amending Section 6.07 of the Base Indenture). This Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 5.02.    Priority. This Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, with respect to the Notes and as otherwise provided herein and subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 5.03.    Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 5.04.    Subsequent Holders’ Agreement. Any Holder (which, for these purposes, includes each beneficial owner of the Notes) that acquires the Notes in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any Holder or beneficial owner of the Notes shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders or beneficial owners of the Notes that acquire the Debt Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes related to the UK Bail-in Power, LIBOR and the variation of the Events of Default and Defaults on the occurrence of a Loss Absorption Disqualification Event.

SECTION 5.05.    Compliance. The Agent shall be entitled to take any action or to refuse to take any action which the Agent regards as necessary for the Agent to comply with any applicable law, regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

SECTION 5.06.    Relation to Calculation Agent Agreement. In the event of any conflict between the Indenture and the Calculation Agent Agreement relating to the rights or obligations of the Calculation Agent in the Indenture in connection with the calculation of the interest rate on the Notes during the Floating Rate Period, the relevant terms of the Calculation Agent Agreement shall govern such rights and obligations.

SECTION 5.07.    Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.08.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 5.09.    Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the Notes and the amendments to the Base Indenture set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first stated above.

HSBC HOLDINGS PLC, as Issuer

By:	/s/ Eddy Okhuijsen
Name:	Eddy Okhuijsen
Title:	Group Corporate Treasurer

THE BANK OF NEW YORK MELLON,
LONDON BRANCH, as Trustee

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Paying Agent, Registrar and Calculation Agent

By:
Name:
Title:

[Signature Page to the Seventh Supplemental Indenture]

EXHIBIT A

FORM OF 4.583% FIXED RATE/FLOATING RATE GLOBAL SECURITY

No. [●]

CUSIP No.:404280 BT5
ISIN: US404280BT50

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BY ITS ACQUISITION OF THE DEBT SECURITIES REPRESENTED BY THIS GLOBAL SECURITY, EACH HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERM OF THE DEBT SECURITIES, THE INDENTURE OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN THE ISSUER AND ANY HOLDER, TO BE BOUND BY (A) THE EFFECT OF THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY THAT MAY INCLUDE AND RESULT IN ANY OF THE FOLLOWING, OR SOME COMBINATION THEREOF: (I) THE REDUCTION OF ALL, OR A PORTION, OF THE AMOUNTS DUE (AS DEFINED ON THE REVERSE OF THIS GLOBAL SECURITY); (II) THE CONVERSION OF ALL, OR A PORTION, OF THE AMOUNTS DUE INTO THE ISSUER’S OR ANOTHER PERSON’S ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF SUCH ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS), INCLUDING BY MEANS OF AN AMENDMENT, MODIFICATION OR VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE; (III) THE CANCELLATION OF THE DEBT SECURITIES; AND/OR (IV) THE AMENDMENT OR ALTERATION OF THE MATURITY OF THE DEBT SECURITIES OR AMENDMENT OF THE AMOUNT OF INTEREST PAYABLE ON THE DEBT SECURITIES, OR THE INTEREST PAYMENT DATES, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; AND (B) THE VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE, IF NECESSARY, TO GIVE EFFECT TO THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY.

BY ITS ACQUISITION OF THE DEBT SECURITIES REPRESENTED BY THIS GLOBAL SECURITY, EACH HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES TO BE BOUND BY THE VARIATION OF THE EVENTS OF DEFAULT AND DEFAULTS ON THE OCCURRENCE OF A LOSS ABSORPTION DISQUALIFICATION EVENT (INCLUDING AS MAY OCCUR WITHOUT ANY PRIOR NOTICE FROM THE ISSUER), WITHOUT THE NEED FOR THE ISSUER TO OBTAIN ANY FURTHER CONSENT FROM SUCH HOLDER.

[Signature Page to the Seventh Supplemental Indenture]

GLOBAL SECURITY

HSBC Holdings plc

US$[●]

4.583% FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2029

This is a Global Security in respect of a duly authorized issue by HSBC Holdings plc (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) of debt securities, designated as specified in the title hereof, in the aggregate face amount of US$[●] (the “Debt Securities”).

The Issuer, for value received, hereby promises to pay CEDE & CO., or registered assigns on June 19, 2029 or on such earlier date as this Global Security may be redeemed (“Maturity”), the principal amount hereof and to pay interest on the said principal amount:

(1)    from June 19, 2018 (the “Issue Date”) or the most recent interest payment date during the Fixed Rate Period on which interest has been paid or duly provided for to (but excluding) June 19, 2028, semi-annually in arrear on June 19 and December 19 in each year, beginning on December 19, 2018 (each, a “Fixed Rate Interest Payment Date”), at a rate of 4.583% per annum (the “Initial Interest Rate”); and

(2)    from (and including) June 19, 2028 or the most recent interest payment date during the Floating Rate Period on which interest has been paid or duly provided for to (but excluding) Maturity, quarterly in arrear on March 19, June 19, September 19 and December 19, beginning on September 19, 2028 (each, a “Floating Rate Period Interest Payment Date”), at a floating rate equal to the three-month Dollar London interbank offered rate (“LIBOR”), as determined by the Calculation Agent on the applicable Floating Rate Period Interest Determination Date, plus 1.53455% per annum. The interest rate during the Floating Rate Period on this Global Security shall be reset quarterly on each Floating Rate Period Interest Reset Date.

“Fixed Rate Period” means the period from (and including) June 19, 2018 to (but excluding) June 19, 2028.

“Floating Rate Period” means the period from (and including) June 19, 2028 to (but excluding) Maturity.

“Interest Payment Date” means either a Fixed Rate Interest Payment Date or a Floating Rate Period Interest Payment Date, as applicable.

LIBOR shall be determined by the Calculation Agent in accordance with the Indenture and the following provisions:

(1)    With respect to any Floating Rate Period Interest Determination Date, LIBOR shall be the rate (expressed as a percentage per annum) for deposits in Dollars having a maturity of three months commencing on the related Floating Rate Period Interest Reset Date that appears on Reuters Page “LIBOR01” (or such other page as may replace such page on Reuters or such other information service or source, in each case, as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) (the “Relevant Screen Page”) as of 11:00 a.m., London time, on that Floating Rate Period Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Floating Rate Period Interest Determination Date, shall be determined in accordance with the provisions described in (2) and (3) below.

(2)    With respect to a Floating Rate Period Interest Determination Date on which no rate appears on the Relevant Screen Page, subject to the provisions described in (3) below, the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected and identified by the Issuer (the “London Reference Banks”), to provide its offered quotation (expressed as a percentage per annum) for deposits in Dollars for the period of three months, commencing on the related Floating Rate Period Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Floating Rate Period Interest Determination Date, and in a principal amount that is representative for a single transaction in Dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Floating Rate Period Interest Determination Date shall be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Floating Rate Period Interest Determination Date shall be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Floating Rate Period Interest Determination Date by three major banks in the City of New York (which may include affiliates of the underwriters), as selected and identified by the Issuer (together with the London Reference Banks, the “Reference Banks”), for loans in Dollars to leading European banks, for a period of three months, commencing on the related Floating Rate Period Interest Reset Date, and in a principal amount that is representative for a single transaction in Dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Floating Rate Period Interest Determination Date shall be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Floating Rate Period Interest Determination Date shall be LIBOR in effect with respect to the immediately preceding Floating Rate Period Interest Determination Date or, in the case of the Floating Rate Period Interest Determination Date prior to the first Floating Rate Period Interest Reset Date, the Initial Interest Rate.

(3)    Notwithstanding clause (2) above, with respect to a Floating Rate Period Interest Determination Date on which no rate appears on the Relevant Screen Page, if the Issuer (in consultation with the Calculation Agent) determines that LIBOR has ceased to be published on the Relevant Screen Page as a result of LIBOR ceasing to be calculated or administered for publication thereon, the Issuer shall use reasonable efforts to appoint an Independent Financial Adviser to determine the Alternative Base Rate and the Alternative Screen Page by no later than five Business Days prior to the Floating Rate Period Interest Determination Date relating to the next succeeding Floating Rate Period (the “Floating Rate Period Interest Determination Cut-off Date”). If the Issuer is unable to appoint an Independent Financial Adviser, or if the Independent Financial Adviser fails to determine the Alternative Base Rate and the Alternative Screen Page prior to the Floating Rate Period Interest Determination Cut-off Date, the Issuer shall determine the Alternative Base Rate and the Alternative Screen Page for such Floating Rate Period; provided that if the Issuer does not determine the Alternative Base Rate and the Alternative Screen Page prior to the Floating Rate Period Interest Determination Date for such Floating Rate Period, the interest rate for such Floating Rate Period shall be equal to the interest rate in effect for the immediately preceding Floating Rate Period or, in the case of the first Floating Rate Period, the Initial Interest Rate.

If the Independent Financial Adviser or the Issuer determines the Alternative Base Rate, the Independent Financial Adviser or the Issuer, as applicable, may also, following consultation with the Calculation Agent, make changes to the day count fraction, the business day convention, the definition of Business Day, the remaining Floating Rate Period Interest Determination Dates and any method for obtaining the substitute or successor base rate if the Alternative Base Rate or the Alternative Screen Page is unavailable on the relevant Floating Rate Period Interest Determination Date or otherwise, in each case in order to follow market practice, as well as any other changes (including to the Floating Rate Period

Margin) that the Issuer, following consultation with the Independent Financial Adviser (if appointed), determines in good faith are reasonably necessary to ensure the proper operation of the Alternative Base Rate, as well as the comparability of the interest rate determined by reference to the Alternative Base Rate to the interest rate determined by reference to LIBOR (the “Floating Rate Period Calculation Changes”). Any Floating Rate Period Calculation Changes shall apply for all future Floating Rate Interest Periods.

The Issuer shall promptly give notice of the determination of the Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders; provided that failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such determination.

All percentages resulting from any calculation of any interest rate in respect of this Global Security shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all Dollar amounts shall be rounded to the nearest cent, with one-half cent being rounded upward.

All determinations and any calculations made by the Calculation Agent for the purposes of calculating the applicable interest on this Global Security shall be conclusive and binding on the Holders, the Issuer, the Trustee and the Agent, absent manifest error. The Calculation Agent shall not be responsible to the Issuer, the Holders or any third party for any failure of the Reference Banks to provide quotations as requested of them or as a result of the Calculation Agent having acted on any quotation or other information given by any Reference Bank which subsequently may be found to be incorrect or inaccurate in any way.

Each Holder of the Debt Securities (which, for these purposes, includes each beneficial owner of the Debt Securities) (i) acknowledges, accepts, consents and agrees to be bound by the Independent Financial Adviser’s or the Issuer’s determination of the Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes, including as may occur without any prior notice from the Issuer and without the need for the Issuer to obtain any further consent from such Holder, (ii) waives any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent for, agrees not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent in respect of, and agrees that none of the Trustee, the Paying Agent or the Calculation Agent shall be liable for, the determination of or the failure to determine any Alternative Base Rate, the Alternative Screen Page, and any Floating Rate Period Calculation Changes and any losses suffered in connection therewith and (iii) agrees that none of the Trustee, the Paying Agent or the Calculation Agent shall have any obligation to determine any Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes (including any adjustments thereto), including in the event of any failure by the Issuer to determine any Alternative Base Rate, the Alternative Screen Page and any Floating Rate Period Calculation Changes. The Trustee shall be entitled to rely on this deemed consent in connection with any supplemental indenture and/or amendment to the Indenture or the Debt Securities necessary to effectuate any Alternative Base Rate, Alternative Screen Page or Floating Rate Period Calculation Changes.

“Alternative Base Rate” means the rate that has replaced LIBOR in customary market usage for determining floating interest rates in respect of bonds denominated in Dollars or, if the Independent Financial Adviser or the Issuer (in consultation with the Calculation Agent and acting in good faith and a commercially reasonable manner), as applicable, determines that there is no such rate, such other rate as the Independent Financial Adviser or the Issuer (in consultation with the Calculation Agent and acting in good faith and a commercially reasonable manner), as applicable, determines in its or the Issuer’s sole discretion is most comparable to LIBOR. If the Alternative Base Rate is determined, such Alternative Base Rate shall be the Alternative Base Rate for the remaining Floating Rate Interest Periods.

“Alternative Screen Page” means the alternative screen page, information service or source on which the Alternative Base Rate appears (or such other page, information service or source as may replace the alternative screen page, information service or source, in each case, as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates).

“Floating Rate Period Interest Determination Date” means the second London Banking Day preceding the applicable Floating Rate Period Interest Reset Date.

“Floating Rate Period Interest Reset Date” means March 19, June 19, September 19 and December 19, beginning on June 19, 2028.

“Independent Financial Adviser” means an independent financial institution of international repute or other independent financial adviser experienced in the international capital markets, in each case appointed by the Issuer at the Issuer’s own expense.

“London Banking Day” means any day on which dealings in Dollars are transacted in the London interbank market.

Interest in respect of this Global Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Global Security (or one or more Predecessor Global Securities) is registered at the close of business on the Regular Record Date for such interest.

Payment of interest, if any, in respect of this Global Security may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register, or by wire transfer or transfer by any other means to an account designated in writing by such Person to the Paying Agent at least 15 days prior to such payment date.

Any interest in respect of this Global Security that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holders thereof on the relevant Regular Record Date by virtue of their having been such Holders; and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Clause (1) or (2) below:

(1)	The Issuer may elect to make payment of such Defaulted Interest to the Persons in whose names this Global Security (or its respective Predecessor Global Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the manner provided for in the Indenture.

(2)	The Issuer may make payment of any Defaulted Interest on this Global Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Global Security may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

All payments made under or with respect to this Global Security shall be paid by the Issuer, without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions or withholdings whatsoever imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Taxing Jurisdiction”), unless required by law. If such deduction or withholding shall at any time be required by the law of the Taxing Jurisdiction, the Issuer shall pay such additional amounts in respect of any payments of principal or interest on this Global Security (“Additional Amounts”) as may be necessary so that the net amounts (including Additional Amounts) paid to the Holders, after such deduction or withholding, shall be equal to the respective amounts of principal or interest which the Holders would have been entitled to receive in respect of this Global Security in the absence of such deduction or withholding, provided that the foregoing shall not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which: (i) would not be payable or due but for the fact that the Holder or the beneficial owner of this Global Security is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of this Global Security, or the collection of principal or interest payments on, or the enforcement of, this Global Security; (ii) would not be payable or due but for the fact that this Global Security (x) is presented for payment in the Taxing Jurisdiction or (y) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30 day period; (iii) would not have been imposed if presentation for payment of this Global Security had been made to a paying agent other than the paying agent to which the presentation was made; (iv) is imposed in respect of a Holder that is not the sole beneficial owner of the principal or the interest, or a portion of either, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (v) is imposed because of the failure to comply by the Holder or the beneficial owner of this Global Security or the beneficial owner of any payment on this Global Security with a request from the Issuer addressed to the Holder or the beneficial owner, including a written request from the Issuer related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; (vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty, assessment or other governmental charge; or (vii) is imposed in respect of any combination of the above items.

Whenever in this Global Security there is mentioned, in any context, the payment of any principal or interest on or in respect of any Debt Security or the net proceeds received on the sale or exchange of any Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Upon any exchange of a portion of this Global Security for a definitive Debt Security, the portion of the principal amount hereof so exchanged shall be endorsed by the Registrar on Schedule A hereto. The principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for the purposes hereof have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent by manual signature, this Global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

By:
[●]

HSBC Holdings plc, as Issuer

Dated: June 19, 2018

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of a series issued under the within-mentioned Indenture.

By:
[●]

Dated: June 19, 2018

The Bank of New York Mellon, London Branch, as Trustee

REVERSE OF GLOBAL SECURITY

US$[●]

4.583% FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2029

This Global Security is one of a duly authorized issue of Debt Securities issued and to be issued in one or more series under and governed by an Indenture dated as of August 26, 2009 (as amended or supplemented from time to time), by and among the Issuer, The Bank of New York Mellon, London Branch, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and HSBC Bank USA, National Association (“HBUS”), as registrar and paying agent (the “Base Indenture”), as amended and supplemented by a Seventh Supplemental Indenture dated as of June 19, 2018 (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Trustee and HBUS, as paying agent, registrar and calculation agent (the “Agent”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Holders and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.

Under the terms of the Indenture, the Debt Securities may be redeemed, as a whole but not in part, at the Issuer’s option, on not less than 30 nor more than 60 days’ notice, at any time at a redemption price equal to the principal amount thereof, together with accrued interest, if any, to the date fixed for redemption, if, at any time, the Issuer determines that:

(a) in making payment under the Debt Securities in respect of principal (or premium, if any) or interest the Issuer has or shall or would become obligated to pay Additional Amounts as provided in the Indenture and in this Global Security provided such obligation results from a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective after the Issue Date; or

(b) the payment of interest in respect of the Debt Securities has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the Issue Date; provided, however that, in the case of (a) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Debt Securities then due.

Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 30 nor more than 60 days’ notice, on June 19, 2028 (the “Optional Redemption Date”). The redemption price shall be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Optional Redemption Date.

Notwithstanding anything to the contrary in the Indenture, the Issuer may only redeem or repurchase the Debt Securities prior to Maturity pursuant to the Indenture if the Issuer has obtained any Relevant Supervisory Consent.

On the Issue Date, and for so long as no Loss Absorption Disqualification Event has occurred, an “Event of Default” with respect to the Notes means any one of the following events: (A) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; (B) an effective resolution is validly adopted by the Issuer’s shareholders for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; (C) failure to pay principal or premium, if any, on the Debt Securities at Maturity, and such default continues for a period of 30 days; or (D) failure to pay any interest on the Debt Securities when due and payable, which failure continues for 30 days.

On and after the date a Loss Absorption Disqualification Event has occurred, an “Event of Default” with respect to the Debt Securities means any one of the following events: (A) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or (B) an effective resolution is validly adopted by the Issuer’s shareholders for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

On and after the date a Loss Absorption Disqualification Event has occurred, a “Default” with respect to the Debt Securities means any one of the following events: (A) failure to pay principal or premium, if any, on the Debt Securities at Maturity, and such default continues for a period of 30 days; or (B) failure to pay any interest on the Debt Securities when due and payable, which failure continues for 30 days.

If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Issuer’s winding-up; provided that the Trustee may not, upon the occurrence of a Default, accelerate the maturity of any Debt Securities then Outstanding, unless an Event of Default has occurred and is continuing.

Notwithstanding the immediately preceding two paragraphs, failure to make any payment in respect of the Debt Securities shall not be a Default in respect of the Debt Securities if such payment is withheld or refused: (A) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or (B) in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 30 days by independent legal advisers acceptable to the Trustee; provided, however, that the Trustee may, by notice to the Issuer, require the Issuer to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an opinion of counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Issuer shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 30 days after the Trustee gives written notice to the Issuer informing the Issuer of such resolution.

A “Loss Absorption Disqualification Event” shall be deemed to have occurred if clause (C) or (D) of the definition of Event of Default (as such term is defined on the Issue Date) has caused or is likely to cause the Debt Securities to be fully or partially ineligible to meet the Issuer’s minimum requirements for (x) eligible liabilities and/or (y) loss absorbing capacity instruments, in each case pursuant to the relevant Loss Absorption Regulations, as a result of any: (1) Loss Absorption Regulation becoming effective on or after the Issue Date; or (2) amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the Issue Date.

“Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies from time to time relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments in effect in the UK, including, without limitation to the generality of the foregoing, any delegated or implementing acts (such as implementing or regulatory technical standards) adopted by the European Commission and applicable to the Issuer from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company).

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees to be bound by the variation of the Events of Default and Defaults on the occurrence of a Loss Absorption Disqualification Event (including as may occur without any prior notice from the Issuer), without the need for the Issuer to obtain any further consent from such Holder.

If an Event of Default with respect to the Debt Securities of this series shall occur and be continuing, the principal of all of the Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture and this Global Security. The Indenture provides that in certain circumstances such declaration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series. If a Default with respect to Debt Securities of this series occurs and is continuing, the Trustee may pursue certain remedies as set forth in the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of this series may on behalf of all the Holders waive any past Event of Default or any Default under the Indenture or the Debt Securities and its consequences except a default (i) in the payment of principal of (or premium, if any, on) or any installment of interest on any of the Debt Securities or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of this Debt Security, and any such consent or waiver shall bind every future Holder of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security or such other Debt Securities.

The Indenture contains provisions permitting the Issuer and the Trustee (i) without the consent of the Holders of any Debt Securities issued under the Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Debt Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders under the Indenture; provided that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Debt Security affected thereby. The Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series to be affected, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Indenture. Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any Global Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other Global Securities.

Subject to the terms of the Indenture, the Depositary may surrender this Global Security or any portion hereof in exchange, in whole or in part, for definitive Debt Securities, of this series in registered form and the Registrar, acting on behalf of the Issuer, shall authenticate and deliver in exchange for this Global Security or the portions thereof to be exchanged, an equal aggregate face amount of definitive Debt Securities (duly countersigned) in the numbers and in the names advised by the Depositary.

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees, notwithstanding any other term of the Debt Securities, the Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder, to be bound by (a) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due; (ii) the conversion of all, or a portion, of the Amounts Due into the Issuer’s or another Person’s ordinary shares, other securities or other obligations (and the issue to, or conferral on, the Holder of such ordinary shares, other securities or other obligations), including by means of an amendment, modification or variation of the terms of the Debt Securities or the Indenture; (iii) the cancellation of the Debt Securities; and/or (iv) the amendment or alteration of the Maturity of the Debt Securities or amendment of the amount of interest payable on the Debt Securities, or the interest payment dates, including by suspending payment for a temporary period; and (b) the variation of the terms of the Debt Securities or the Indenture, if necessary, to give effect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority. No repayment or payment of Amounts Due shall become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise. Moreover, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) consents to the exercise of any UK Bail-in Power as it may be imposed without any prior notice by the Relevant UK Resolution Authority of its decision to exercise such power with respect to the Debt Securities.

“Amounts Due” means the principal amount of, and any accrued but unpaid interest, including any Additional Amounts, on, the Debt Securities. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended, supplemented or replaced from time to time.

“UK Bail-in Power” means any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of the BRRD or otherwise, including but not limited to the Banking Act and the instruments, rules and standards created thereunder, pursuant to which (i) any obligation of a Regulated Entity (or other affiliate of such Regulated Entity) can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such Regulated Entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a Regulated Entity may be deemed to have been exercised.

“PRA” means the UK Prudential Regulation Authority or any successor entity.

“Regulated Entity” means any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the PRA, as amended from time to time, which includes certain credit institutions, investment firms and certain of their parent or holding companies or any comparable future definition intended to designate entities within the scope of the UK recovery and resolution regime.

“Relevant Regulator” means the PRA or any successor entity or other entity primarily responsible for the prudential supervision of the Issuer.

“Relevant Rules” means, at any time, the laws, regulations, requirements, guidelines and policies relating to capital adequacy (including, without limitation, as to leverage) then in effect in the United Kingdom including, without limitation to the generality of the foregoing, as may be required by CRD IV or BRRD or any applicable successor legislation or any delegated or implementing acts (such as regulatory technical standards) adopted by the European Commission and applicable to the Issuer from time to time and any regulations, requirements, guidelines and policies relating to capital adequacy adopted by the Relevant Regulator from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company).

“Relevant Supervisory Consent” means as (and to the extent) required, a consent or waiver to the relevant redemption or purchase from the Relevant Regulator. For the avoidance of doubt, Relevant Supervisory Consent shall not be required if either (i) none of the Debt Securities qualify as part of the Issuer’s regulatory capital, or own funds and eligible liability or loss absorbing capacity instruments, as the case may be, each pursuant to the Loss Absorption Regulations, (ii) the relevant Debt Securities are repurchased for market-making purposes in accordance with any permission given by the Relevant Regulator pursuant to Relevant Rules (including, without limitation, Article 29(3) of Commission Delegated Regulation (EU) No. 241/2014) within the limits prescribed in such permission or (iii) the relevant Debt Securities are being redeemed or repurchased pursuant to any general prior permission granted by the Relevant Regulator or any authority with the ability to exercise a UK Bail-in Power pursuant to the Relevant Rules or the Loss Absorption Regulations within the limits prescribed in such permission.

“Relevant UK Resolution Authority” means any authority with the ability to exercise a UK Bail-in Power.

By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): (i) acknowledges and agrees that the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; (ii) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case (x) in accordance with the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities or (y) in connection with the variation of the Events of Default and Defaults on the occurrence of a Loss Absorption Disqualification Event; and (iii) acknowledges and agrees that, upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, the Trustee shall not be required to take any further directions from Holders under Section 4.11 (Control by Holders of Debt Securities) of the Indenture; and that the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clause (iii) of the immediately preceding paragraph, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Debt Securities remain outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Debt Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Debt Securities following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture; provided, however that notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, there shall at all times be a Trustee hereunder pursuant to, and in accordance with Section 6.09 of the Base Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by Sections 6.10 and 6.11 of the Base Indenture, including to the extent no supplemental indenture or amendment to the Indenture is agreed upon pursuant to the Indenture in the event the Debt Securities remain outstanding following the completion of the exercise of the UK Bail-in Power.

It is the intention of the Issuer and the Trustee that the Issuer’s obligations to indemnify the Trustee and the Agent in accordance with Section 6.07 of the Base Indenture (for the avoidance of doubt, as amended by Section 4.01 of the second supplemental indenture dated May 25, 2016) shall survive any exercise of the UK Bail in Power by the Relevant UK Resolution Authority.

The exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not constitute an Event of Default or a Default.

In addition to the right to enter into supplemental indentures pursuant to Sections 9.01 and 9.02 of the Base Indenture, the Issuer and the Trustee may enter into one or more indentures supplemental to the Indenture to modify and amend the terms of the Indenture or the Debt Securities, without the further consent of any Holders, to the extent necessary to give effect to the exercise by the Relevant UK Resolution Authority of the UK Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities, the Issuer shall provide a written notice to the Holders through DTC as soon as practicable regarding such exercise of the UK Bail-in Power for purposes of notifying Holders and beneficial owners of the Debt Securities of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee for information purposes.

Upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that results in the reduction or cancellation of all, or a portion, of the principal amount of this Global Security and/or the conversion of all, or a portion, of the principal amount of this Global Security into shares or other securities or other obligations of the Issuer or another person, the portion of the principal amount hereof so reduced, cancelled and/or converted shall be endorsed by the Registrar on Schedule B hereto. The principal amount hereof shall be reduced for all purposes by the amount so reduced, cancelled and/or converted.

By its acquisition of a Debt Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) of the Debt Securities shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds the Debt Securities to take any and all necessary action, if required, to implement the exercise of any UK Bail-in Power with respect to the Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or beneficial owner, the Trustee and the Agent (and any other agent acting in connection with the relevant series of Debt Securities).

To the fullest extent permitted by law, the Holders and the Trustee, in respect of any claims of such Holders to payment of any principal, premium or interest in respect of the Debt Securities, by their acceptance of the Debt Securities, shall be deemed to have waived any right of set-off or counterclaim that such Holders or, as the case may be, the Trustee in such respect, might otherwise have.

ANY HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) THAT ACQUIRES THE DEBT SECURITIES IN THE SECONDARY MARKET AND ANY SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES IN BANKRUPTCY AND LEGAL REPRESENTATIVES OF ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES SHALL BE DEEMED TO ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE SAME PROVISIONS SPECIFIED HEREIN TO THE SAME EXTENT AS THE HOLDERS OR BENEFICIAL OWNERS OF THE DEBT SECURITIES THAT ACQUIRE THE DEBT SECURITIES UPON THEIR INITIAL ISSUANCE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND BY AND CONSENT TO THE TERMS OF THE DEBT SECURITIES RELATED TO THE UK BAIL-IN POWER, LIBOR AND THE VARIATION OF THE EVENTS OF DEFAULT AND DEFAULTS ON THE OCCURRENCE OF A LOSS ABSORPTION DISQUALIFICATION EVENT.

The Indenture and the Debt Securities may be amended and modified as provided in the Indenture.

All terms used in this Global Security and not otherwise defined shall have the meanings ascribed to them in the Indenture.

The Indenture and the Debt Securities shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE A

EXCHANGES FOR DEFINITIVE DEBT SECURITIES

The following exchanges of parts of this Global Security for Definitive Debt Securities have been made:

Date Made	Principal amount exchanged for Definitive Debt Securities	Remaining principal amount following such exchange

SCHEDULE B

REDUCTION, CANCELLATION OR CONVERSION OF DEBT SECURITIES UPON THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY

Date made	Principal amount reduced, cancelled and/or converted	Remaining principal amount following reduction, cancellation and/or conversion

A-17